                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           KOS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            KOS PHARMACEUTICALS, INC.
                       1001 BRICKELL BAY DRIVE, 25TH FLOOR
                                 MIAMI, FL 33131
                                 (305) 577-3464

                                                                  March 29, 2004

     To Our Shareholders:

     On behalf of the Board of Directors of Kos Pharmaceuticals, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the JW Marriott Hotel, 1111 Brickell Avenue, Miami, Florida on Thursday, April 29, 2004, at 10:00 a.m., local time. A Notice of the Annual Meeting, a form of proxy, and a Proxy Statement containing information about the matters to be acted on at the Annual Meeting are enclosed.

     We urge you to attend the Annual Meeting. It is an excellent opportunity for the Company's management to discuss the Company's progress with you in person.

     It is important that your shares be represented at the Annual Meeting, whether in person or by proxy. To facilitate your participation in the Annual Meeting, regardless of whether you plan to attend in person, please complete, sign, date, and promptly return the enclosed proxy. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, even if you have previously returned your form of proxy, by following the procedures set forth in the Proxy Statement.

     We look forward to seeing you on April 29.

                                                        Yours truly,

                                                        Adrian Adams
                                                        President and
                                                        Chief Executive Officer

                            KOS PHARMACEUTICALS, INC.
                       1001 BRICKELL BAY DRIVE, 25TH FLOOR
                              MIAMI, FLORIDA 33131

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON THURSDAY, APRIL 29, 2004

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of Kos Pharmaceuticals, Inc. (the "Company") will be held at the JW Marriott Hotel, 1111 Brickell Avenue, Miami, Florida on Thursday, April 29, 2004, at 10:00 a.m., for the following purposes:

         1. To elect nine directors of the Company to serve until the 2005 Annual Meeting of Shareholders;

         2.  To consider and vote on a proposal to amend the Kos
             Pharmaceuticals, Inc. 1996 Stock Option Plan to increase from 12,000,000 to 17,000,000 the number of shares of the Company's Common Stock that may be issued thereunder;

         3. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2004; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on March 1, 2004, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. ALL SHAREHOLDERS ALSO ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                                         BY ORDER OF THE BOARD OF DIRECTORS,

                                         ADRIAN ADAMS
                                         President and Chief Executive Officer

Miami, Florida
March 29, 2004

                            KOS PHARMACEUTICALS, INC.
                       1001 BRICKELL BAY DRIVE, 25TH FLOOR
                              MIAMI, FLORIDA 33131
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 2004

                                 PROXY STATEMENT

                     TIME, DATE, AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kos Pharmaceuticals, Inc. (the "Company") of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., on Thursday, April 29, 2004, at the JW Marriott Hotel, 1111 Brickell Avenue, Miami, Florida, and at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting.

     The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is April 1, 2004. Shareholders should review the information provided in this Proxy Statement in conjunction with the Company's Annual Report to Shareholders, which accompanies this Proxy Statement. The Company's principal executive offices are located at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, and its telephone number is (305) 577-3464.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the Company's shareholders will consider and act upon the following matters:

     1. To elect nine directors of the Company to serve until the 2005 Annual Meeting of Shareholders;

     2. To consider and vote on a proposal to amend the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan to increase from 12,000,000 to 17,000,000 the number of shares of the Company's Common Stock that may be issued thereunder;

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2004; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below, (b) to amend the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan to increase from 12,000,000 to 17,000,000 the number of shares of the Company's Common Stock that may be issued thereunder, and (c) for the ratification of the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2004. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on March 1, 2004, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 36,956,790 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required to amend the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan to increase from 12,000,000 to 17,000,000 the number of shares of the Company's Common Stock that may be issued thereunder, to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2004, and for any other matter that may be submitted to a vote of the shareholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the Annual Meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the Annual Meeting, and the validity and effect of proxies, and shall receive, count, and tabulate ballots and votes, and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares that are not represented at the Annual Meeting, either in person or by proxy, will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of February 23, 2004, by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) the Company's Named Executive Officers (as defined below); (iii) each of the Company's directors; and (iv) all directors and executive officers of the Company as a group. The calculation of the percentage of outstanding shares is based on 36,909,431 shares outstanding on February 23, 2004, adjusted, where appropriate, for shares of stock beneficially owned but not yet issued. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's shares.

                                                                                  AMOUNT OF BENEFICIAL OWNERSHIP
                                                                                          OF COMMON STOCK
                                                                            ------------------------------------------
                                                                              TOTAL SHARES             PERCENTAGE OF
                         NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED      OUTSTANDING SHARES
                         ------------------------                           ------------------      ------------------
Michael Jaharis(1).......................................................       19,681,720                 45.9%
Daniel M. Bell(2)........................................................          747,545                  2.0%
Robert E. Baldini(3).....................................................          130,636                   *
Adrian Adams(4)..........................................................          190,952                   *
Richard A. King(5).......................................................           42,596                   *
Christopher P. Kiritsy(6)................................................          144,070                   *
Mark E. McGovern, M.D.(7)................................................          180,998                   *
John Brademas, Ph.D.(8)..................................................          151,000                   *
Steven Jaharis, M.D.(9)..................................................        4,083,072                 11.0%
Nicolaos E. Madias(8)....................................................           50,000                   *
Mark Novitch, M.D.(10)...................................................          153,000                   *
Frederick B. Whittemore(8)...............................................          151,000                   *
All Executive Officers and Directors as a group (12 persons)(11).........       25,706,589                 57.3%
5% Shareholders:
Kathryn Jaharis-Ledes(12)................................................        3,939,070                 10.7%
Wilson Point Holdings, LP................................................        3,841,650                 10.4%
475 Park Avenue South, 23rd Floor
New York, NY 10016

-----------------------
* Less than 1 percent

(1) Includes one share that Mr. Jaharis owns jointly with his wife, 7,610,000 shares held by Kos Holdings, Inc., and 960,069 shares held by Kos Investments, Inc. Mr. Jaharis is the controlling shareholder of both Kos Holdings, Inc. and Kos Investments, Inc. It also includes non-detachable warrants to purchase 6,000,000 shares of Common Stock at $5.00 per share pursuant to the Company's Standby Facility with Mr. Jaharis.

(2) Includes 712,500 shares of Common Stock that may be purchased by Mr. Bell pursuant to options that are currently exercisable or are exercisable within 60 days. Does not include any shares of Common Stock owned by Kos Holdings, Inc. or Kos Investments, Inc., in which Mr. Bell has an indirect ownership interest of less than ten percent through Kos Investments, Inc.

(3) Includes 125,000 shares of Common Stock that may be purchased by Mr. Baldini pursuant to options that are currently exercisable or are exercisable within 60 days.

(4) Includes 150,000 shares of Common Stock that may be purchased by Mr. Adams pursuant to options that are currently exercisable or are exercisable within 60 days, and 37,489 shares available to Mr. Adams under a Common Stock Grant award.

(5) Includes 40,000 shares of Common Stock that may be purchased by Mr. King pursuant to options that are currently exercisable or are exercisable within 60 days.

(6) Includes 141,750 shares of Common Stock that may be purchased by Mr. Kiritsy pursuant to options that are currently exercisable or are exercisable within 60 days.

(7) Includes 177,500 shares of Common Stock that may be purchased by Mr. McGovern pursuant to options that are currently exercisable or are exercisable within 60 days.

(8) Consists of shares of Common Stock that may be purchased pursuant to options that are currently exercisable or are exercisable within 60 days.

(9) Includes 119,000 shares of Common Stock that may be purchased by Dr. Jaharis pursuant to options that are currently exercisable or are exercisable within 60 days. Does not include any shares of Common Stock owned by Kos Investments, Inc. or Kos Holdings, Inc., in which Dr. Jaharis has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.

(10) Includes 151,000 shares of Common Stock that may be purchased by Dr. Novitch pursuant to options that are currently exercisable or are exercisable within 60 days.

(11) Includes 1,968,750 shares of Common Stock issuable upon exercise of options that are currently exercisable or are exercisable within 60 days and non-detachable warrants to purchase up to 6,000,000 shares of Common Stock at $5.00 per share pursuant to the Company's Standby Facility with Mr. Jaharis.

(12) Does not include any shares of Common Stock owned by Kos Investments, Inc. or Kos Holdings, Inc., in which Mrs. Jaharis-Ledes has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

     At the Annual Meeting, nine directors are to be elected to hold office until the 2005 Annual Meeting of Shareholders and until their successors have been elected and qualified. The nine nominees for election as directors are Michael Jaharis, Daniel M. Bell, Adrian Adams, Robert E. Baldini, John Brademas, Steven Jaharis, Nicolaos E. Madias, Mark Novitch, and Frederick B. Whittemore. Each nominee is currently a member of the Board of Directors. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of each of the nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES AS DIRECTORS TO SERVE UNTIL THE COMPANY'S 2005 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

    2003 DIRECTORS                   AGE                   POSITION WITH THE COMPANY
    --------------                   ---                   -------------------------
Michael Jaharis                      75              Chairman Emeritus of the Board
Daniel M. Bell                       61              Chairman of the Board
Robert E. Baldini                    73              Vice Chairman of the Board
Adrian Adams                         53              President and Chief Executive Officer
John Brademas, Ph.D.                 77              Director(1)
Steven Jaharis, M.D.                 44              Director(2)
Nicolaos E. Madias, M.D.             59              Director(2)
Mark Novitch, M.D.                   71              Director(2)
Frederick B. Whittemore              73              Director(1)(2)

(1) Member of Audit Committee

(2) Member of Compensation and Stock Option Committee

     Michael Jaharis, a founder of the Company, funded the operations of the Company since its inception and until the Company's Initial Public Offering of its Common Stock ("IPO"). (Mr. Jaharis currently provides the Company with credit facilities totaling $80 million.) Mr. Jaharis initially served as Chairman of the Company's Board of Directors through December 31, 2001. Effective January 1, 2002, Mr. Jaharis was appointed Chairman Emeritus of the Board. In these positions, Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions. From 1972 until 1986, Mr. Jaharis served as the President and Chief Executive Officer of Key Pharmaceuticals, Inc. ("Key Pharmaceuticals"). Key Pharmaceuticals was acquired by Schering-Plough Corporation in 1986. Mr. Jaharis also serves as Chairman of Kos Investments, Inc. and Kos Holdings, Inc., as a Trustee of Tufts University, and as Chairman of the Board of Overseers of Tufts University School of Medicine.

     Daniel M. Bell, a founder of the Company, served as a Director and Chief Executive Officer of the Company since its inception through December 31, 2001. From inception through April 26, 2001, Mr. Bell was also the Company's President; effective June 11, 2001, Mr. Bell was appointed Chairman of the Company's Board of Directors. Mr. Bell also serves as a director of Kos Investments, Inc. and Kos Holdings, Inc. and as a director of two private companies in which Kos Investments, Inc. or Michael

Jaharis is the largest shareholder. From 1983 to 1986, Mr. Bell was employed by Key Pharmaceuticals, and Mr. Bell was serving as its Executive Vice President and Chief Operating Officer at the time of its acquisition by Schering-Plough in June 1986.

     Robert E. Baldini has served as Vice Chairman of the Board since July 1996, as a senior marketing consultant to the Company since April 1996, and as the Company's Chief Sales and Marketing Officer from February 1998 until December 31, 2001. In these positions, Mr. Baldini served as an executive officer of the Company. In addition to performing services for the Company, Mr. Baldini served as a director of Ascent Pediatrics, Inc. Mr. Baldini served Key Pharmaceuticals from 1982 to 1986 as Senior Vice President of Sales and Marketing. Following its acquisition by Schering-Plough, he continued with the Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President. Mr. Baldini is currently a member of the Seton Hall University Board of Regents.

     Adrian Adams joined the Company effective April 26, 2001, as President and Chief Operating Officer. Effective January 1, 2002, Mr. Adams succeeded Mr. Bell as the Company's Chief Executive Officer and was also elected to the Company's Board of Directors. Prior to joining the Company, Mr. Adams served as President and Chief Executive Officer of Novartis Pharmaceuticals in Europe. Mr. Adams also served SmithKline Beecham Pharmaceuticals from 1992 to 1999 in various national and international capacities, last serving as President of its Canadian subsidiaries.

     John Brademas, Ph.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Brademas has been President Emeritus of New York University since 1992. Prior to 1992, he was President of New York University for eleven years and was the U.S. Representative in Congress for Indiana's Third District for twenty-two years. Dr. Brademas serves as a director of Loews Corporation and InsurBanc. He is a former Chairman of the Federal Reserve Bank of New York and a former director of the New York Stock Exchange.

     Steven Jaharis, M.D. has served as a Director of the Company since its inception. Dr. Jaharis has been a practicing physician since 1990 and currently serves as a family practitioner at Winnetka Family Medicine. Dr. Jaharis serves on the Board of Overseers of Tufts University School of Medicine. Dr. Jaharis is the son of Michael Jaharis.

     Nicolaos E. Madias, M.D. was appointed as a Director of the Company effective January 31, 2002. Dr. Madias has been a practicing physician since 1976 at the Tufts-New England Medical Center, where he has held various positions including Chief of the Division of Nephrology, a position held from 1982 to 1999. Between 1999 and February 2004, Dr. Madias served as Executive Academic Dean of Tufts University School of Medicine, and as Interim Dean during 2003. Dr. Madias currently serves as Chairman of the Department of Medicine at Caritas St. Elizabeth's Medical Center and Professor of Medicine at Tufts University School of Medicine.

     Mark Novitch, M.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Novitch served as Professor of Health Care Sciences at George Washington University from 1994 to 1997 and as Adjunct Professor from 1997 to 2001. Dr. Novitch was with The Upjohn Company from 1985 to 1993, last serving as Vice Chairman. From 1971 to 1985, Dr. Novitch was with the FDA, serving as Deputy Commissioner from 1981 to 1985. Dr. Novitch serves as a director of Alteon, Inc., Guidant Corporation, and Neurogen Corporation.

     Frederick B. Whittemore has served as a Director of the Company since the completion of the Company's IPO. Mr. Whittemore has been with Morgan Stanley since 1958 and presently serves as Advisory Director. Mr. Whittemore also serves as a director of Chesapeake Energy Corporation, Maxcor Financial Group, Inc., and Southern Pacific Petroleum N.L.

OTHER 2003 EXECUTIVE OFFICERS

        NAME                         AGE                            POSITION WITH THE COMPANY
        ----                         ---                            -------------------------
Richard King                         39              Executive Vice President, Commercial Operations
Christopher P. Kiritsy               39              Executive Vice President, Chief Financial Officer
Andrew I. Koven                      46              Executive Vice President, General Counsel and Secretary
Mark E. McGovern                     50              Executive Vice President, Chief Medical Officer
Ralf Rosskamp                        51              Executive Vice President, Research and Development


     Richard King joined the Company in February 2002 and currently serves as Executive Vice President, Commercial Operations. Prior to joining Kos, Mr. King was employed by Solvay Pharmaceuticals since 2000 as Senior Vice President of Commercial Operations. Prior to 2000, Mr. King had been employed by Lederle Laboratories and by SmithKline Beecham Pharmaceuticals in various national and international sales and marketing management positions.

     Christopher P. Kiritsy joined the Company in June 1995 and currently serves as Executive Vice President and Chief Financial Officer. Since joining Kos, Mr. Kiritsy has been instrumental in executing various business development and financing activities, including Kos' three public equity offerings, the most recent of which was completed during November 2003, and Kos' international and domestic strategic alliances with Merck KGaA, Oryx Pharmaceuticals, Inc., and Takeda Pharmaceuticals North America, Inc. From 1988 to 1995, Mr. Kiritsy served as Associate Director of Product Development at the Institute of Molecular Biology, a private biotechnology company.

     Andrew I. Koven joined the Company in August 2003 and currently serves as Executive Vice President, General Counsel and Secretary. Prior to joining Kos, Mr. Koven had been employed by Lavipharm Laboratories, Inc. since 2000 as Senior Vice President and General Counsel. Prior to 2000, Mr. Koven had been employed by Warner-Lambert Company as Assistant General Counsel.

     Mark E. McGovern, M.D. joined the Company in March 1997 and currently serves as Executive Vice President, Medical Affairs, and Chief Medical Officer. Prior to joining Kos, Dr. McGovern had been employed since 1986 by Bristol-Myers Squibb Company, last serving as Executive Director, Heart
Failure/Atherosclerosis Clinical Research.

     Ralf Rosskamp, M.D. joined the Company in October 2003 and currently serves as Executive Vice President, Research and Development. Prior to joining Kos, Dr. Rosskamp had been employed since 1990 by Aventis Pharma, last serving as Vice President, Clinical research; Therapeutic Area Metabolism/Endocrinology/Bone.

                   THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During the year ending December 31, 2003, the Board of Directors held four meetings. During such year, all directors attended at least 75 percent of the meetings of the Company's Board of Directors and committees of which they were a member. In addition to attending meetings, directors discharge their responsibilities through review of Company reports to directors and correspondence and telephone conferences with the Company's executive officers, key employees, and others regarding matters of interest to the Company. The Board of Directors has determined that the following directors are independent directors, as defined by the Nasdaq Stock Market listing requirements: John Brademas, Nicolaos E. Madias, Mark Novitch and Frederick B. Whittemore.

CONTROLLED COMPANY

     The Company has determined that it is a "Controlled Company" for purposes of the Nasdaq Stock Market listing requirements. The Company's basis for this determination is that Michael Jaharis is the beneficial owner of greater than a majority of the outstanding Common Stock of the Company, including the shares of the Company's Common Stock issuable to him or his affiliates upon exercise of outstanding warrants. Accordingly, the Company is exempt from the requirements of Rule 4350(c) with respect to the Company having a majority of independent directors on the Board, the compensation and nominating committees being composed solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and director nominees being selected or recommended for the Board's selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

AUDIT COMMITTEE

    The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent certified public accountants, the scope of other services provided by the Company's independent certified public accountants, proposed changes in the Company's financial accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent certified public accountants. During the year ending December 31, 2003, the Audit Committee held four regularly scheduled meetings, and the Chairman of the Audit Committee held several meetings with management and the Company's auditors. Dr. Brademas, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Audit Committee.

    The Company has not designated one of the members of its Audit Committee as an "audit committee financial expert" (as defined in the rules of the Securities and Exchange Commission) at the present time. However, each of the current members of the Audit Committee is able to read and understand fundamental financial statements and is "financially sophisticated" pursuant to applicable Nasdaq rules. In considering the qualifications of future director candidates, the Board of Directors will place an emphasis on considering director candidates who would qualify as "audit committee financial experts."

AUDIT COMMITTEE REPORT(1)

     The Audit Committee of the Company currently consists of two independent directors, as defined by the Nasdaq Stock Market listing requirements, and operates under a written charter adopted by the Board of Directors. During 2003, the Audit Committee also included Dr. Louis C. Lasagna, who passed away in August 2003.

     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2003 with management and with the independent auditors, including matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended.

     The Audit Committee has reviewed the independent auditors' fees for audit and non-audit services for fiscal year 2003. The Audit Committee considered whether such non-audit services are compatible with maintaining independent auditor independence. Such fees consisted of $346,511 for audit services and $18,137 for audit-related services.

     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, and has discussed with the independent auditors their independence.

     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, to be filed with Securities and Exchange Commission.

     The foregoing has been furnished by the Audit Committee:

                        John Brademas, Chairman
                        Frederick B. Whittemore

(1)THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.

COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee is responsible for administering the Company's executive compensation, including base salaries, bonuses and awards of stock options. During the year ending December 31, 2003, the Compensation and Stock Option Committee held one meeting. Dr. Jaharis, who is a non-employee director but is not considered to be an independent director because of his relationship with the Company's controlling shareholder, and Dr. Novitch and Mr. Whittemore, each of whom is a non-employee director of the Company and each of whom is an independent director, as defined by the Nasdaq Stock Market listing requirements, constitute the Compensation and Stock Option Committee.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company is entitled to receive a fee of $2,000 for attendance at each meeting of the Board of Directors. In addition, each non-employee director is entitled to receive $1,000 for attendance at each meeting of a committee of the Board of Directors. All directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

     Each outside director of the Company is granted an option to purchase 15,000 shares of Common Stock upon election to the Board, receives options to purchase 30,000 shares effective on each director's anniversary date and 10,000 shares effective on the date of the Company's Annual Shareholders' Meeting. In addition, on January 29, 2004, the Board of Directors approved the issuance of an extraordinary award of stock options to each of the non-employee directors, other than Michael Jaharis, who declined such award. The exercise price with respect to each option awarded to a director is the market price as of the grant date.

     Michael Jaharis has elected not to receive fees or stock options in connection with his prior service as Chairman of the Board and his current position as Chairman Emeritus. Although Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions, he has never been paid compensation by the Company for acting in such capacity. The Company, however, leases an automobile for Mr. Jaharis' use.

COMPENSATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     During the year ended December 31, 2003, the Company retained its independent certified public accountants, Ernst & Young LLP, to provide services in the following categories and amounts:

     Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2003, preparation of comfort letters and consents in connection with registration statements, and consultation on accounting matters, were $346,511. Audit fees in connection with the 2002 annual audit and quarterly reviews were $162,657.

     Audit-Related Fees. Fees for professional services provided during the years ended December 31, 2003 and 2002 were $18,137 and $13,605, respectively. Audit-related fees consist primarily of fees related to the audits of the Company's employee benefit plans.

     The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent certified public accountants, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. The procedures for pre-approving all audit and non-audit services provided by the independent certified public accountants include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent certified public accountants to ensure that such services are within the parameters approved by the committee.

     During 2003, 100% of the services described in "Audit" and "Audit-Related Fees," were approved by the Audit Committee in accordance with the Company's formal policy on auditor independence.

NOMINATION OF DIRECTORS

     The Company does not have a nominating committee or a nominating committee charter. This function is performed by the Board of Directors. As a controlled company, the NASDAQ Rules do not require us to have a standing nominating committee and the Board believes that it is not necessary or appropriate to have such a committee. Nominations of directors are made by our full Board of Directors. The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. Because of the historical small turnover of its members, the Board addresses the need to retain members and fill vacancies after discussion among current members of the Board of Directors and the Company's management. Accordingly, the Board of Directors has determined that it is appropriate not to have such a policy at this time. The Board of Directors, however, will consider director candidates recommended by shareholders. Nominations by shareholders should be submitted to the Secretary of the Company and must comply with certain procedural and informational requirements set forth in the Company's Bylaws. Please see "Shareholder Proposals" below.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

     On December 19, 2002, the Company and Michael Jaharis, Chairman Emeritus of the Company's Board of Directors and its principal shareholder, entered into an agreement whereby Mr. Jaharis agreed to replace the previous $30 million credit facility extended to the Company by Mr. Jaharis on July 1, 1998, with a new facility expiring on June 30, 2008 (the "Additional Standby Facility"). In connection with this new credit arrangement, the Company granted to Mr. Jaharis non-detachable warrants to purchase 1,000,000 shares of the Company's Common Stock at an exercise price based on the market price of the Company's Common Stock on the date that the first draw under this facility occurs. The Company had no borrowings outstanding under the Additional Standby Facility as of December 31, 2003. Borrowings, when outstanding, will bear interest at the prime rate (4.0% as of December 31, 2003), and are subject to the terms and conditions of borrowings made under the Supplemental Credit Facility (as defined below).

     On September 1, 1999, the Company formally agreed to the terms of an additional $50-million funding arrangement initially entered into with Michael Jaharis on October 7, 1998 (the "Supplemental Credit Facility"). On July 21, 2001, the Company replaced its existing $50 million promissory note payable to Mr. Jaharis with two $25 million promissory notes, one payable in the name of Mr. Jaharis and the other payable in the name of Mr. Jaharis' wife. With this promissory note replacement, all of Mr. Jaharis' existing rights and obligations under the Supplemental Credit Facility, with respect to one-half of the outstanding amount, were transferred to Mrs. Jaharis, and were subsequently transferred by Mrs. Jaharis to a limited partnership that she controls. All other terms and conditions of the Supplemental Credit Facility remained unchanged. On November 25, 2003, in connection with an equity offering of the Company's Common Stock pursuant to an effective shelf registration statement, the limited partnership controlled by Mrs. Jaharis exercised its right to convert $6,137,500 of borrowings outstanding under the Supplemental Credit Facility into 1,250,000 shares of the Company's Common Stock. Those shares were then sold by such limited partnership as part of the equity offering. The Company did not receive any proceeds from such sale by the limited partnership controlled by Mrs. Jaharis. On December 31, 2003, all then remaining borrowings under the Supplemental Credit Facility, which totaled $43,862,500 and bore interest at the prime rate, were converted (at $4.91 per share) into shares of the Company's Common Stock.

     On December 21, 1999, Mr. Jaharis agreed to extend another $50-million loan to the Company (the "Standby Facility"). Borrowings made under the Standby Facility totaled $30 million as of December 31, 2003, are due June 30, 2005, and are also subject to most of the terms and conditions of borrowings made under the Supplemental Credit Facility, including the condition that the death of lender shall not have occurred. Borrowings made under the Standby Facility are not, however, convertible into shares of the Company's Common Stock. In lieu of a conversion feature, the Company has granted to Mr. Jaharis non-detachable warrants to purchase 6,000,000 shares of the Company's Common Stock at $5.00 per share, which approximated the market value of the Company's Common Stock on the effective date of the Standby Facility. The warrants are exercisable at any time until June 30, 2006. The exercise of a significant number of the warrants issued under the Standby Facility will cause material dilution to existing shareholders of the Company.

     The Company recorded $3.3 million and $4.0 million of interest expense for the years ended December 31, 2003 and 2002, respectively, related to its credit facilities with Mr. Jaharis and his transferees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such reporting persons are required by SEC regulation to furnish the Company with copies of all such reports they file. Based solely on a review of the copies of such reports the Company received, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2003, all officers, directors, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for a Form 4 for Adrian Adams, Robert Baldini, Richard King, Mark McGovern and Fredrick Sexton reporting the acquisition of stock options on January 23, 2003, a Form 4 for John Brademas, Louis Lasanga, Mark Novitch, and Fredrick Whittemore reporting the acquisition of stock options on March 12, 2003, a Form 4 for Robert Baldini reporting the exercise of various stock options and the sale of shares of common stock in May 2003, a Form 4 for Mark McGovern reporting the sale of shares of common stock on May 27, 2003, and a Form 4 for Wilson Point Holdings, LP, Cubs Management, LLC, Mary Jaharis and Michael Jaharis reporting the conversion of a convertible note on December 31, 2003, each of which was inadvertently filed late.

COMMUNICATION WITH THE BOARD OF DIRECTORS AND DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

     Directors are expected to diligently fulfill their fiduciary duties to shareholders, including by preparing for, attending and participating in meetings of the Board and the committees of which the director is a member. The Company does not have a formal policy regarding director attendance at annual meetings. Nonetheless, Directors are encouraged to attend. Nine of the then ten members of the Board of Directors attended the 2003 Annual Meeting of the Company's Shareholders.

     Shareholders may communicate with the Board of Directors by writing to the Secretary of the Company, care of the Board of Directors (or, at the shareholder's option, care of a specific director), at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131. The Secretary will ensure that this communication (assuming it is properly marked care of the Board of Directors or care of a specific director) is delivered to the Board of Directors or the specified director, as the case may be.

CODE OF ETHICS

     The Company's Board of Directors has adopted a code of ethics that applies to the Company's Chief Executive Officer, Chief Financial Officer and Controller, as required by the Securities and Exchange Commission. The current version of such code of ethics can be found on the Corporate Governance section of the Company's Web site, www.kospharm.com. A copy of the code of ethics was also filed with the Securities and Exchange Commission as an exhibit to the Company's Quarterly Report on Form 10-Q filed on July 3, 2003.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation earned for the fiscal years ended December 31, 2003, 2002 and 2001, by the Company's Chief Executive Officer and the four other highest paid executive officers of the Company during 2003 (collectively the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                    -----------------------------------
                                     ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                             ------------------------------------   --------------------------  -------
                                                        OTHER       RESTRICTED    SECURITIES
                                                        ANNUAL        STOCK       UNDERLYING      LTIP        ALL OTHER
NAME AND                     SALARY      BONUS       COMPENSATION    AWARD(S)    OPTIONS/SARs   PAYOUTS     COMPENSATION
PRINCIPAL POSITION   YEAR     ($)         ($)            ($)           ($)           (#)          ($)          ($)(1)
------------------   ----    ------      -----       ------------    ----------  ------------   -------     ------------
Daniel M. Bell       2003    322,596    325,000(2)        -                 -     100,000(2)                  24,934(3)
Chairman of the      2002    300,000    200,000(4)        -                 -     100,000(4)       -         105,715(3)
  Board of           2001    395,600    400,000(5)        -                 -     200,000(5)       -         100,134(3)
Directors

Adrian Adams         2003    420,192    750,000(2)        -                 -     370,000(6)       -          96,557(7)
President and CEO    2002    375,000    300,000(4)        -                 -     200,000(8)       -         116,733(7)
                     2001    181,300    175,000(5)        -         1,200,000     200,000(9)       -          54,632(7)

Richard A. King      2003    277,115    120,000(2)        -                 -      80,000(2)       -          14,379
Senior V. P.,        2002    226,923    140,000(10)       -                 -     120,000(11)      -         234,222(12)
  Comm. Operations

Christopher P.       2003    277,115    420,000(13)       -                 -     185,000(14)      -          13,046
Kiritsy
Senior V.P., Chief   2002    250,000    125,000(4)        -                 -     115,000(15)      -          63,644(16)
  Financial Officer  2001    185,288     75,000(5)        -                 -      75,000(5)       -             701

Mark E. McGovern     2003    298,558    120,000(2)        -                 -      65,000(2)                  14,797
Senior V.P.,         2002    285,000     95,000(4)        -                 -      65,000(4)       -          14,550
  Chief Medical      2001    262,000     75,000(5)        -                 -      50,000(5)       -           7,050
  Officer

----------------
(1) Consists of life insurance premiums and automobile lease expenses, unless otherwise stated.

(2)  Awarded by the Company's Board of Directors on January 29, 2004.

(3) Consists of life insurance premiums and automobile lease expenses of $24,934, $12,100 and $11,900 during 2003, 2002 and 2001, respectively, and other compensation of $81,000 and $77,000 for 2002 and 2001, respectively, for Mr. Bell.

(4)  Awarded by the Company's Board of Directors on January 23, 2003.

(5)  Awarded by the Company's Board of Directors on January 31, 2002.

(6) Includes 300,000 options awarded by the Company's Board of Directors on January 29, 2004.

(7) Consists of life insurance premiums and automobile lease expenses of $27,439, $18,448 and $6,634 for 2003, 2002 and 2001, respectively, and other moving, relocation, and housing expenses of $69,118, $98,285 and $47,998 for 2003, 2002 and 2001, respectively, for Mr. Adams. Of the moving, relocation, and housing expenses included as additional compensation for 2002 and 2001, $58,618 and $37,070, respectively, were paid to Mr. Adams during 2003.

(8) Includes 175,000 options awarded by the Company's Board of Directors on January 23, 2003.

(9) Includes 100,000 options awarded by the Company's Board of Directors on January 31, 2002.

(10) Includes $125,000 in bonus compensation awarded by the Company's Board of Directors on January 23, 2003.

(11) Includes 80,000 options awarded by the Company's Board of Directors on January 23, 2003.

(12) Consists of life insurance premiums and automobile lease expenses of $11,738 and other moving and relocation expenses of $222,484 during 2002 for Mr. King.

(13) Includes $360,000 in bonus compensation awarded by the Company's Board of Directors on January 29, 2004.

(14) Includes 150,000 options awarded by the Company's Board of Directors on January 29, 2004.

(15) Includes 85,000 options awarded by the Company's Board of Directors on January 23, 2003.

(16) Consists of life insurance premiums and automobile lease expenses of $12,879, and other moving and relocation expenses of $50,765, for Mr. Kiritsy.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth options granted to the Named Executive Officers during the year ended December 31, 2003:

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                    INDIVIDUAL GRANTS                                     ANNUAL RATE OF
                             ------------------------------------------------------------------      STOCK PRICE APPRECIATION
                             NUMBER OF SECURITIES   % OF TOTAL OPTIONS   EXERCISE OR                     FOR OPTION TERM(1)
                              UNDERLYING OPTIONS   GRANTED TO EMPLOYEES   BASE PRICE EXPIRATION  --------------------------------
          NAME                  GRANTED (#)(1)        IN FISCAL YEAR      ($/SHARE)     DATE     0%($)      5%($)       10%($)
          ----                  --------------        --------------      ---------     ----     -----      -----       ------
Daniel M. Bell............          100,000                 3%             $19.50      1/22/13     -      $1,226,345   $3,107,798
Adrian Adams..............          175,000                 6%              19.50      1/22/13     -       2,146,103    5,438,646
                                     70,000                 2%              44.15      11/4/13     -       1,943,599    4,925,461
Richard A. King...........           80,000                 3%              19.50      1/22/13     -         981,076    2,486,238
Christopher P. Kiritsy....           85,000                 3%              19.50      1/22/13     -       1,042,393    2,641,628
                                     35,000                 1%              44.15      11/4/13     -         971,799    2,462,731
Mark E. McGovern..........           65,000                 2%              19.50      1/22/13     -         797,124    2,020,069

------------
(1) Stock option grants vest at 25% per year on each anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information about the number of aggregated option exercises during the last fiscal year and value of options held by the Named Executive Officers at December 31, 2003:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                        SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS
                                      ACQUIRED ON     VALUE          FISCAL YEAR-END          AT FISCAL YEAR-END ($)(1)
                                       EXERCISE      REALIZED    -------------------------   ---------------------------
                NAME                      (#)          ($)       EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                ----                  -----------    --------    ----------- -------------   -----------   -------------
Daniel M. Bell.....................         -              -        618,750     306,250      $21,620,625    $ 6,938,125
Adrian Adams.......................         -              -         81,250     388,750        1,936,500      7,419,750
Richard A. King....................         -              -         10,000     110,000          204,600      2,494,600
Christopher P. Kiritsy.............    20,000        633,800         95,500     217,500        2,606,100      4,356,950
Mark E. McGovern...................         -              -        142,500     117,500        4,282,463      2,685,538

------------
(1) The option value is based on the difference between the fair market value of the shares on December 31, 2003, which was $43.01 per share, and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2003 about shares of the Company's Common Stock to be issued upon the exercise of options, warrants and rights under all of the Company's existing equity compensation plans:

                                        (A)                                    NUMBER OF SECURITIES
                                NUMBER OF SECURITIES          (B)              REMAINING AVAILABLE
                                 TO BE ISSUED UPON      WEIGHTED AVERAGE    FOR ISSUANCE UNDER EQUITY
                                    EXERCISE OF        EXERCISE PRICE OF        COMPENSATION PLANS
                                OUTSTANDING OPTIONS,  OUTSTANDING OPTIONS,    EXCLUDING SECURITIES
       PLAN CATEGORY            WARRANTS AND RIGHTS   WARRANTS AND RIGHTS   (REFLECTED IN COLUMN (A))
       -------------            -------------------   -------------------   -------------------------
Equity Compensation plans
   approved by Shareholders.         8,088,267              $  18.38                1,003,511
Equity Compensation plans
   not approved by
   Shareholders.............                 -                     -                        -
                                     ---------             ---------                ---------
Total.......................         8,088,267             $   18.38                1,003,511
                                     =========             =========                =========

TEN-YEAR OPTION REPRICINGS

     There were no option repricings for Named Executive Officers during the year ended December 31, 2003.

401(k) PLAN

     The Company's Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each full-time employee who has completed at least 90 days of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the lesser of a specified statutory amount or 15% of the employee's compensation for the year. The Company matches employee contributions to the Kos Savings Plan. The Company's matching contribution to the Kos Savings Plan is made in the form of previously unissued Common Stock. The Company matches employee contributions up to 50% of an employee's 401(k) contribution, and not to exceed 3% of such employee's compensation or $5,500 per employee for any given year. An employee is always 100% vested in the employee's elective deferral contributions to the Kos Savings Plan and is vested up to 100% in the Company matching contribution portion of such plan at 25% per year of employment.

EMPLOYEE STOCK PURCHASE PLAN

     Eligible Company employees may participate in the Kos Pharmaceuticals, Inc. 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, an eligible employee may purchase Common Stock at a 15% discount by contributing to the Stock Purchase Plan, through payroll deductions, up to 10% of such employee's annual compensation. Each employee's total contributions are limited to $25,000 per year. Employee payroll deductions are accumulated for six-month periods at the end of which shares of the Company's Common Stock are purchased under the Stock Purchase Plan. All employees of the Company with at least 90 days of continuous service at the beginning of each six-month offering period are eligible to participate in that offering period. The Company has reserved 1,000,000 shares of Common Stock for purchase by employees under the Stock Purchase Plan.

EMPLOYMENT AGREEMENTS

     The Company entered into a management agreement with Daniel M. Bell, effective January 1, 2002. Under the Agreement, Mr. Bell serves as the Chairman of the Board of Directors of the Company, and as a senior executive officer and employee of the Company for a term continuing until Mr. Bell's 65th birthday and thereafter upon the mutual consent of Mr. Bell and the Company, unless earlier terminated in accordance with the agreement. The agreement provides that Mr. Bell's base annual compensation shall be $300,000 and may be increased at any time in the discretion of the Board of Directors. Under the agreement, Mr. Bell also receives an annual bonus and an annual stock option grant in amounts to be determined by the Board of Directors based upon Mr. Bell's and the Company's performance, but in no event shall the amount of such annual bonus be less than $150,000 during the period Mr. Bell continues to serve as an officer of the Company. The agreement also provides that the Company will provide Mr. Bell with the use of an automobile and office space and staff in the Company's Miami office. Under the terms of the agreement, the Company may terminate Mr. Bell's employment at any time upon thirty days' written notice. In the event that Mr. Bell's employment or his position as Chairman of the Board is terminated for any reason, including retirement, death or disability, Mr. Bell is entitled to a pro rata amount of any bonus compensation payable to him for that year, and thereafter he and his spouse shall be eligible to participate in any pension plan adopted by the Company with benefits no less favorable than are provided to Mr. Bell and his spouse under the management agreement. In the event that no such pension plan shall have been adopted, the Company shall pay to Mr. Bell not less than $400,000 per year, subject to annual adjustment for cost of living increases. In addition, Mr. Bell and his spouse will receive health and life insurance benefits. In the event that Mr. Bell predeceases his spouse, his spouse will receive one-half of any payments otherwise payable to Mr. Bell. Mr. Bell is prohibited from competing with the Company for so long as he is receiving payments from the Company under the management agreement. The management agreement supersedes any and all prior employment agreements with Mr. Bell, including Mr. Bell's July 1, 1996 employment agreement with the Company.

     The Company entered into an employment agreement with Adrian Adams dated April 26, 2001. Under the agreement, Mr. Adams served initially as President and Chief Operating Officer of the Company until December 31, 2001, and currently serves as President and Chief Executive Officer, and as a member of the Board of Directors. The agreement provides that Mr. Adams' annual base compensation, currently at $525,000, is subject to annual increase in an amount to be determined by the Board of Directors. The agreement also provides Mr. Adams the use of an automobile. Under the agreement, Mr. Adams was initially awarded the option to purchase 100,000 shares of the Company's Common Stock. In addition, the Company issued to Mr. Adams 66,668 shares of fully paid and non-assessable restricted stock. Twenty-five percent of such restricted stock vests on each of the first four anniversary dates of Mr. Adams' employment with the Company, subject to the Company's right to cancel the issuance of all unvested restricted stock shares in the event that Mr. Adams' employment is terminated prior to his fourth anniversary with the Company. Under the agreement, Mr. Adams shall also receive an annual bonus and annual stock option grants in amounts to be determined by the Board of Directors based upon Mr. Adams' and the Company's performance, but in no event shall the amount of such annual bonus be less than $150,000, nor shall the annual stock option grants be less than 50,000 shares. The term of the employment agreement expires on June 10, 2006, such term to automatically renew for successive one-year renewal terms unless the Company or Mr. Adams provides the other with notice of its determination not to renew the agreement. The agreement is subject to earlier termination with or without cause by the Company, upon mutual agreement between the Company and Mr. Adams, upon Mr. Adams' voluntary resignation, upon the death or disability of Mr. Adams, or at the election of Mr. Adams, upon a change in control of the Company. In the event that Mr. Adams' employment is terminated without cause, Mr. Adams will receive his base compensation, bonus compensation, life and health insurance, and automobile benefits until the earlier to occur of the date 24 months from the date of such termination and the date on which Mr. Adams obtains new employment. In addition, a pro rata share of stock options previously awarded to Mr. Adams would vest at the rate of 25% of such options per calendar year of employment prior to termination, except that the restricted stock shares shall continue to vest in accordance with the agreement until the earlier to occur of 24 months from the date of such termination and the date on which Mr. Adams obtains employment with a third party, at which time such shares of common stock shall be 100% vested. In the event of a termination upon a change in control, Mr. Adams shall be entitled to a lump sum cash payment in an amount equal to two times the sum of his base compensation and the bonus compensation paid or payable for the most recently completed fiscal year. In addition, Mr. Adams would receive health and life insurance, and automobile benefits until the earlier to occur of the date 24 months from the date of such termination and the date on which he obtains new employment. All unvested stock options previously awarded would vest in accordance with the stock option plan pursuant to which such options were vested, except that the restricted stock shares shall be 100% vested effective as of the date of such termination. Mr. Adams is prohibited from competing with the Company during the term of the agreement and for the two-year period following termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All decisions regarding compensation of the Company's executive officers are subject to the authority of the Compensation and Stock Option Committee. Dr. Jaharis, Dr. Madias, Dr. Novitch, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Compensation and Stock Option Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee is responsible for determining compensation levels, including bonuses, for the officers of the Company other than executive officers, awarding stock options to such officers, and for recommending to the Board of Directors the cash and equity compensation of the Company's executive officers.

     In determining the compensation of the Company's executive officers, the Compensation and Stock Option Committee takes into account all factors that it considers relevant, including business conditions in general and the Company's performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. The structure of each executive compensation package is weighted towards incentive forms of compensation so that such executive's interests are aligned with the interests of the shareholders of the Company. The Compensation and Stock Option Committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to shareholders in the success of the Company. The compensation program for executive officers consists of grants of stock options, in addition to base salaries and bonuses.

     The Company has entered into an employment agreement dated as of April 26, 2001, with Adrian Adams who joined the Company as President and Chief Operating Officer. Effective January 1, 2002, Mr. Adams succeeded Mr. Bell as the Company's Chief Executive Officer and was also elected to the Company's Board of Directors. In such capacity, Mr. Adams' bonus and stock option compensation was directly related to corporate performance, subject to the terms of Mr. Adams' employment agreement. The Compensation and Stock Option Committee believes that the Company, in large part due to Mr. Adams' efforts, performed at an extremely high level in 2004 and achieved several important milestones. The factors that the Compensation and Stock Option Committee considered in determining Mr. Adams' base compensation for the 2004 fiscal year and bonus compensation and annual stock option award relating to the 2003 fiscal year were as follows: the Company increased its total net revenue 70% to a record $294 million; the Company generated $56 million in cash from operations during the year; the Company reduced its debt by 64%; the Company generated net income of $59 million for the 2003 fiscal year, the first time the Company has ever had full-year operating profitability and exceeding the

Company's budget by over 175%; the Company's stock price increased 126% during the year; the Company completed a U.S. co-promotional arrangement with Takeda and established a Canadian marketing partnership with Oryx for the Company's Niaspan and Advicor products; the Company received approval to market Niaspan in the United Kingdom; and the Company had several other accomplishments. As a result of the extraordinary performance of the Company in 2003, the Compensation and Stock Option Committee determined that it was appropriate to significantly increase the incentive-based compensation payable to Mr. Adams for 2003.

     Frederick B. Whittemore, Chairman
     Steven Jaharis, M.D.
     Nicolaos E. Madias, M.D.
     Mark Novitch, M.D.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock during the years ended December 31, 2003, 2002, 2001, 2000 and 1999, with the cumulative total shareholder return of companies constituting the Nasdaq Stock Market (U.S.) Index and the total shareholder return of a peer group of companies constituting the Nasdaq Pharmaceutical Index, which includes pharmaceutical companies traded on the Nasdaq Stock Market. The Company will provide shareholders, upon request, with a list of the companies included in the Nasdaq Pharmaceutical Index. The graph assumes an initial investment of $100 and reinvestment of all dividends.

                COMPARISON OF 60-MONTH CUMULATIVE TOTAL RETURNS

                                                                                  YEAR ENDED
                                                                                  DECEMBER 31,
                                                       BASE       ---------------------------------------------
        COMPANY/INDEX                                  DATE*      1999      2000       2001      2002      2003
        -------------                                  -----      ----      ----       ----      ----      ----
Kos Pharmaceuticals, Inc.                              $ 100      $ 96      $300       $586      $323      $732
Nasdaq Stock Market (U.S.) Index                         100       185       112         89        61        92
Nasdaq Pharmaceutical Index                              100       189       235        200       130       190

----------------
* Reflects $100 invested in Common Stock of the Company and in each index, including reinvestment of dividends.

                                   PROPOSAL 2:

       APPROVAL OF AMENDMENT TO THE KOS PHARMACEUTICALS, INC. 1996 STOCK
                                   OPTION PLAN

     On January 29, 2004, the Board of Directors adopted, subject to shareholder approval, an amendment to the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the "Plan") to increase from 12,000,000 to 17,000,000 the number of shares of the Company's Common Stock that may be issued thereunder. As of December 31, 2003, options to purchase 10,996,489 shares of Common Stock had been granted under the Plan, of which 8,088,267 shares of Common Stock were outstanding as of that date. Subsequent to December 31, 2003, the Company granted its employees options to purchase 2,520,475 shares of the Company's Common Stock, of which 1,516,964 options have been issued subject to approval of this proposal by the Company's shareholders. The closing trade price for the Company's Common Stock on December 31, 2003, was $43.01.

     The purpose of the Plan is to promote the interests of the Company and its shareholders, to promote the Company's success by providing an additional incentive to employees to continue in the service of the Company, and to give employees an interest similar to shareholders in the success of the Company. The Company has exhausted the number of shares of Common Stock that were originally reserved for issuance under the Plan.

     GENERAL. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is it a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan was adopted in June 1996. In addition to the Plan, the Company has written agreements with each of the Plan participants describing the terms of the grants.

     PURPOSE. The purpose of the Plan is to provide incentives in the form of grants of stock options to employees and other persons who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. The Company expects that the Plan will also assist the Company and its subsidiaries in attracting and retaining key persons. Furthermore, the Plan will provide the Company flexibility and the means to reward directors and other non-employees who render valuable contributions to the Company.

     ADMINISTRATION OF THE PLAN. The Plan is administered by a compensation and stock option committee (the "Committee") appointed by the Company's Board of Directors (the "Board") and is comprised of not fewer than two members who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and "outside directors" within the meaning of Section 162(m) of the Code and the regulations thereunder. The Committee has the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any agreement or instrument executed in connection with the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, regulations and determinations shall be conclusive and binding on all persons and for all purposes. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous written consent of the Committee.

     SECURITIES SUBJECT TO THE PLAN. The Board of Directors of the Company recommends that the number of shares of Common Stock available for issuance be increased to 17,000,000 shares. Currently, an aggregate of 12,000,000 shares of Common Stock have been reserved for issuance under the Plan, subject to adjustment to give effect to future changes in the number of outstanding shares of Common Stock of the Company by virtue of a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other similar change. Shares issued pursuant to exercises of options granted under the Plan shall be issued from the Company's authorized but unissued Common Stock or from issued shares that have been reacquired by the Company.

     ELIGIBILITY. Each person who performs or has in the past performed services for the Company or a subsidiary of the Company, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company, is eligible to participate in the Plan.

     DISCRETIONARY STOCK OPTION GRANTS. Participants in the Plan are eligible to receive grants of stock options, as determined by the Committee, or the Board of Directors, in their sole and absolute discretion. Awards of stock options pursuant to the Plan may be in the form of incentive stock options or nonqualified stock options. An incentive stock option is an option that qualifies as an "incentive stock option" under Section 422 of the Code. A nonqualified stock option is an option that does not qualify as an incentive stock option. Only participants who are employees of the Company are eligible to receive grants of incentive stock options. Stock options may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Committee deems appropriate at the time of grant. Certain provisions of the Plan relating to the discretionary grant of stock options are summarized below.

         Exercise Price. Except with respect to option grants to Major Shareholders (as defined below), the exercise price of each share of the Company's Common Stock subject to an incentive stock option shall equal the exercise price designated by the Committee on the date the option is granted, but shall not be less than the fair market value of the Common Stock on the date the option is granted. In general, "fair market value" with respect to a particular date is defined as the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System on that date. If trading in the Common Stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the Common Stock was traded or a price was quoted shall determine the fair market value. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board of Directors of the Company shall determine the fair market value of the Common Stock as of that date, using such factors as the Board of Directors considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. An incentive stock option granted to an individual who, on the date of grant, owns stock equal to more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a "Major Shareholder"), shall be granted at an exercise price of 110% of the fair market value of the Company's Common Stock on the date of grant.

         Unless otherwise provided by the Committee, with the approval of a majority of the Board, in establishing the terms of the option at grant, the exercise price with respect to each share of the Common Stock subject to a nonqualified stock option will not be less than the fair market value of the share on the date of grant.

         Time of Exercise. An option shall be exercisable only to the extent it is vested. Unless otherwise provided for by the Committee in establishing the terms of the option at grant, each option granted under the Plan shall become vested according to the following schedule based on the anniversary of the date of grant:

Anniversary of Date of Grant                    Percent Vested
----------------------------                    --------------
  Prior to 1st anniversary                             0%
  1st                                                 25%
  2nd                                                 50%
  3rd                                                 75%
  4th                                                100%

         The Committee, in its sole and absolute discretion, may accelerate the vesting of any option at any time.

              Expiration of Options. In general, each incentive stock option shall expire on the earliest of:

                  (i) ten years from the date of its grant, or such earlier date as may be set by the Committee in establishing the terms of the option;

                  (ii) in the case of a Major Shareholder, five years from the date of grant, or such earlier date as may be set by the Committee in establishing the terms of the option;

                  (iii) one year after the date of the option holder's death. Notwithstanding the foregoing, if the option holder, as of the date of his or her death, was either an active or retired employee and had five or more years of service, the option expires on the two-year anniversary of the option holder's death; but if the option holder had more than ten or more years of service at the time of his or her death, the option expires on the option's stated expiration date when granted; or

                  (iv) in the event of termination of employment for any reason other than death or retirement at age 65, 30 days following the last day that the option holder is employed by the Company.

         In general, each nonqualified stock option shall expire on the earliest of:

                  (i) ten years from the date of its grant, or such earlier or later date as may be set by the Committee in establishing the terms of the option;

                  (ii) one year after the date of the option holder's death. Notwithstanding the foregoing, if the option holder, as of the date of his or her death, was either an active or retired employee and had five or more years of service, the option expires on the two-year anniversary of the option holder's death; but if the option holder had more than ten or more years of service at the time of his or her death, the option expires on the option's stated expiration date when granted; or

                  (iii) in the case of total and permanent disability of an option holder resulting in termination of employment with the Company, one year after the option holder's last day of employment;

                  (iv) in the event of normal retirement from the Company at age 65, the option expires on the option's stated expiration date when granted; or

                  (v) in the event of termination of employment for any reason other than death, disability or normal retirement, 30 days following the last day that the option holder is employed by the Company.

         In the event of a change of a control of the Company (as defined in the Plan), the Company's Board of Directors may vote to immediately terminate or accelerate the exercisability of the options. If the options are terminated, the Company shall pay the option holders a cash payment equal to the difference between the exercise price and the fair market value, as of the close of business on the date of termination, of the shares that would have been subject to the terminated option.

         Transferability. No option granted under the Plan is assignable or transferable by a participant other than by will or by the laws of descent and distribution.

     STOCK OPTION GRANTS TO OUTSIDE DIRECTORS.

         Initial Grants. Any Outside Director elected by the shareholders of the Company subsequent to the effective date of the Plan shall be automatically granted an option to purchase five thousand (5,000) shares of Common Stock on the date of such Outside Director's election to the Board. Any Outside Director appointed by the Board subsequent to the effective date of the Plan shall be automatically granted an option to purchase five thousand (5,000) shares of Common Stock on the date such Outside Director's appointment to the Board becomes effective. In addition, the Company's Board of Directors has approved the grant to each Outside Director of an option to purchase an additional ten thousand (10,000) shares of Common Stock on such date.

         Annual Grants. Under the terms of the Plan, each Outside Director shall automatically be granted, effective each anniversary of his appointment to the Board, an option to purchase three thousand (3,000) shares of Common Stock. The Board of Directors has approved the grant to each Outside Director of an option to purchase an additional twenty-seven thousand (27,000) shares of Common Stock on such date. The Board of Directors has also approved the grant to each Outside Director of an option to purchase ten thousand (10,000) shares of Common Stock on the date of such Outside Director's reelection to the Board.

         Exercise Price. The exercise price of each share subject to an option granted to an Outside Director shall be the fair market value of the Common Stock on the date the option is granted.

         Exercise of Options. Each option granted to an Outside Director shall become exercisable on the first anniversary of the date of grant and may be exercised by the Outside Director for a period of ten (10) years from the date of grant; provided, however, that in the event of the death of an Outside Director, the Option shall be exercisable only within the twelve (12) months next succeeding the date of death, and then only (i) by the executor or administrator of the Outside Director's estate or by the person or persons to whom the Outside Director's rights under the Option shall pass by the Outside Director's will or the laws of descent and distribution, and (ii) if and to the extent that the Outside Director was entitled to exercise the Option at the date of the Outside Director's death, provided that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

     RESTRICTIONS ON RESALE. Any person who is not an "affiliate" of the Company generally may reoffer or resell shares of Common Stock received upon exercise of an option without restriction under the Securities Act of 1933 (the "Securities Act"). In contrast, any person receiving shares of Common Stock upon exercise of an option who is an "affiliate" of the Company generally may reoffer or resell such shares only pursuant to (i) a registration statement filed under the Securities Act (the Company having no obligation to file such a registration statement), (ii) an appropriate exemption from the registration requirements of the Securities Act, or (iii) Rule 144 under the Securities Act.

     DURATION OF PLAN. Awards may be granted under the Plan only during the ten years immediately following the effective date of the Plan. Accordingly, options may not be granted under the Plan after June 20, 2006.

     AMENDMENT AND TERMINATION. The Board of Directors may alter, amend, or terminate the Plan from time to time without approval of the shareholders. However, without shareholder approval, no amendment will be effective that: (i) materially increases the benefits accruing to participants under the Plan; (ii) increases the aggregate number of shares that may be delivered under the Plan;
(iii) materially modifies the eligibility requirements for participation in the Plan; (iv) amends the requirements of (i)-(iii) of this paragraph; or (v) amends, modifies or deletes the provisions of the Plan relating to automatic stock option grants to Outside Directors. Any amendment, whether with or without shareholder approval, that alters the terms or provisions of an award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the participant to whom the award was granted or the holder currently entitled to exercise it.

     DESIGNATION OF BENEFICIARY. Each participant shall designate a beneficiary to receive, in the event of the participant's death, any rights to which the participant may be entitled under the Plan. Designation of a beneficiary by a participant shall be made in writing and shall be filed with the Committee. If no such beneficiary is designated or if the beneficiary so designated does not survive the participant, the estate of such participant shall be deemed to be his beneficiary. A participant may, by written notice to the Committee, change his beneficiary designation.

     FEDERAL INCOME TAX CONSEQUENCES.

         Incentive Stock Options. If an incentive stock option is granted to a participant in accordance with the terms of the Plan, no income will be recognized by such participant at the time the option is granted.

         Generally, upon exercise of an incentive stock option granted under the Plan, a participant will not recognize any income and the Company will not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares of stock received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the participant to the alternative minimum tax. The disposition of shares acquired upon exercise of an incentive stock option under the Plan will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period). Generally, however, if the participant disposes of shares of stock acquired upon exercise of an incentive stock option within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the participant will recognize ordinary income, and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the purchase price (or, in certain circumstances, the gain on sale, if less). Any excess of the amount realized by the participant on the disqualifying disposition over the fair market value of the shares on the date of exercise of such option will ordinarily constitute capital gain.

         Delivery of shares upon exercise of an incentive stock option granted under the Plan is subject to any required withholding taxes. A person exercising such an option may, as a condition precedent to receiving the shares, be required to pay the Company a cash amount equal to the amount of required withholdings.

         Nonqualified Stock Options. A participant who receives a grant of a non-qualified stock option in accordance with the terms of the Plan will recognize income at the time the option is granted unless the option does not have a readily ascertainable fair market value and the grant of the option does not constitute a transfer of the underlying stock.

         Upon exercise of a non-qualified stock option granted under the Plan, a participant will recognize as ordinary income the excess of the fair market value of the shares of stock received on the date of exercise over the option exercise price. Upon the sale of the stock by the participant, the difference between the amount realized in the sale and the fair market value of the stock on the date the option was exercised is generally recognized by the participant as a capital gain or loss. Upon the exercise of the option, the Company receives a deduction equal to the amount included in income by the participant.

         Delivery of shares upon exercise of an incentive stock option granted under the Plan is subject to any required withholding taxes. A person exercising such an option may, as a condition precedent to receiving the shares, be required to pay the Company a cash amount equal to the amount of required withholdings.

         The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to grants of options under the Plan. It is emphasized that, while the Company believes that the foregoing statements are correct based on existing provisions of the Code and the interpretations thereof, no assurance can be given that legislative, administrative, or judicial changes or interpretations will not occur that would modify such statements. Also, individual financial situations may vary and state and local taxation may be significant.

     OPTIONS GRANTED UNDER PLAN

     The following table sets forth certain information relating to outstanding options to purchase Common Stock granted under the Plan as of December 31, 2003:

                                                                  Exercise           Number of
                   Name and Position                              Price(1)        Options Granted
                   -----------------                              --------        ---------------
Daniel M. Bell...........................................          $12.14              925,000
  Chairman of the Board of Directors
Robert E. Baldini........................................           18.73              200,000
  Vice Chairman of the Board of Directors
Adrian Adams.............................................           23.27              470,000
  President and Chief Executive Officer
Richard A. King..........................................           20.52              120,000
  Executive V.P., Commercial Operations
Christopher P. Kiritsy...................................           20.89              313,000
  Executive V.P., Chief Financial Officer
Andrew I. Koven..........................................           27.09               40,000
  Executive V.P., General Counsel
Mark E. McGovern.........................................           16.21              260,000
  Executive V.P., Chief Medical Officer
Ralf Rosskamp............................................           35.58               40,000
  Executive V.P., Research and Development
Executive Group..........................................           17.58            2,368,000
Non-Executive Director Group.............................           17.03              702,000
Director Nominees........................................           16.48            2,297,000
Non-Executive Officer Employee Group.....................           18.09            1,391,000

-------------
(1) Reflects the weighted average exercise price of all options granted to such person or group.

     NEW PLAN BENEFITS. The Company currently cannot determine the number of options to be received in the future by the Named Executive Officers, non-employee directors, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group, as a result of the proposed increase in the number of shares available under the Plan, or what amounts would have been received by any person or group of persons for fiscal year 2003 if the proposed increase in the number of shares available under the Plan had been in effect.

     ADDRESS FOR ADDITIONAL INFORMATION. Additional information concerning the Plan and its administration by the Committee may be obtained by contacting Kos Pharmaceuticals, Inc., 1001 Brickell Bay Drive, 25th Floor, Miami, Florida, 33131, Attention: President, telephone number (305) 577-3464.

     APPROVAL BY SHAREHOLDERS. Approval of the amendment of the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan requires the affirmative vote of a majority of the outstanding shares of the Common Stock represented at the Annual Meeting and entitled to vote.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO
             THE KOS PHARMACEUTICALS, INC. 1996 STOCK OPTION PLAN.

                                   PROPOSAL 3:

      RATIFY THE APPOINTMENT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC
                                   ACCOUNTANTS

     The firm of Ernst & Young LLP, certified public accountants, served as the Company's independent certified public accountants for the year ended December 31, 2003. Ernst & Young LLP has advised the Company that the firm does not have any direct or indirect financial interest in the Company or its subsidiary, nor has such firm had any such interest in connection with the Company or its subsidiary during the past year, other than in its capacity as the Company's independent certified public accountants. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2004. Although the Audit Committee is not required to do so, it is submitting its selection of the Company's independent certified public accountants for ratification at the Annual Meeting in order to ascertain the views of its shareholders. The Audit Committee will not be bound by the vote of the shareholders; however, if the selection is not ratified, the Audit Committee would reconsider its selection. Representatives of Ernst & Young LLP have been requested to be and are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS WITH RESPECT TO THE FISCAL YEAR ENDING DECEMBER 31, 2004.

                                  ANNUAL REPORT

     The Company's 2003 Annual Report to Shareholders, including financial statements for the year ended December 31, 2003, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request. To obtain such additional copies, please contact the Company's Investor Relations Department at (305) 523-3658.

     Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (including financial statements and schedules thereto) for the fiscal year ended December 31, 2003, without charge. Please direct written requests to: Constance Bienfait, Investor Relations Department, Kos Pharmaceuticals, Inc., 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131.

                              SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company's Proxy Statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement and form of proxy for action at the 2005 Annual Meeting of Shareholders must comply with the Company's Bylaws and the rules and regulations of the Securities and Exchange Commission then in effect. Such proposal must have been mailed to the Company at its offices at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, Attention: Secretary, and must be received by the Company before December 1, 2004. In any event, any such proposal will be considered untimely for purposes of Exchange Act Rule 14a-5(e)(2), and any proxy granted with respect to the 2005 annual meeting will confer discretionary authority to vote with respect to such proposal, if notice of such proposal is not received by the Company before February 13, 2005.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters to come before the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

                           KOS PHARMACEUTICALS, INC.


                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 2004
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Daniel M. Bell and Adrian Adams, as Proxies, with full power to act without the other and each with power of substitution, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Kos Pharmaceuticals, Inc. (the "Company") held of record by the undersigned at the close of business on March 1, 2004, at the Annual Meeting of Shareholders to be held on April 29, 2004, or any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2004 ANNUAL MEETING OF THE COMPANY'S SHAREHOLDERS.

    Should any nominee decline or be unable to accept such nomination to serve as a Director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.



                         (TO BE SIGNED ON REVERSE SIDE.)

TO VOTE, MARK BLOCKS BELOW IN BLUE
OR BLACK INK AS FOLLOWS:                      KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                            DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

KOS PHARMACEUTICALS, INC.

     The Board Of Directors recommends a vote FOR proposals 1, 2 and 3.

     Vote on Directors
     Proposal 1: ELECTION OF DIRECTORS:
     Nominees:
     01) Michael Jaharis        06) Steven Jaharis, M.D.
     02) Daniel M. Bell         07) Nicolaos E. Madias, M.D.
     03) Robert E. Baldini      08) Mark Novitch, M.D.
     04) Adrian Adams           09) Frederick B. Whittemore
     05) John Brademas, Ph.D.

     FOR                     WITHHOLD                  FOR ALL
     ALL                       ALL                     EXCEPT

     [ ]                       [ ]                      [ ]

     To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.


     -----------------------------------------------------

     Vote on Proposals

     Proposal 2:  AMEND THE KOS PHARMACEUTICALS, INC. 1996 STOCK OPTION PLAN TO
                  INCREASE FROM 12,000,000 TO 17,000,000 THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THAT MAY BE ISSUED THEREUNDER.

                              FOR          AGAINST         ABSTAIN

                              [ ]            [ ]             [ ]

     PROPOSAL 3:  RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
                  AUDITORS.

                              FOR          AGAINST         ABSTAIN

                              [ ]            [ ]             [ ]

     The above named Proxies are granted the authority, in their discretion, to act upon such other matters as they may properly come before the meeting or any postponement or adjournment thereof.


     NOTE: Please sign exactly as name or names appear on stock certificate (as indicated hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full company name by a duly authorized officer.



                                                              YES          NO

     Please indicate if you plan to attend this meeting       [ ]          [ ]





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     Signature (PLEASE SIGN WITHIN BOX)      Date


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     Signature(Joint Owners)                 Date